EXHIBIT 5.1

June 6, 2007

SMF Energy Corporation
800 West Cypress Creek Road, Suite 480
Fort Lauderdale, Florida 33309

Re: Registration Statement on Form S-3

Gentlemen:

We are counsel to SMF Energy Corporation, a Delaware corporation (the “Company”), in connection with the preparation of a Post-Effective Amendment No. to Registration Statement No. 333-126116 on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission. The Registration Statement relates to the registration under the Securities Act of 1933 (the “Act”) of 38,292 shares of the Company’s common stock, $.01 par value (the “Common Stock”) and 37,292 warrants (the “Warrants”) for certain selling stockholders.

In this connection, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates and written and oral statements of officers, legal counsel and accountants of the Company and of public officials, and other documents that we have considered necessary and appropriate for this opinion, and, based thereon, we advise you that, in our opinion:

1.    The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.

2.    The Common Stock, assuming issuance in accordance with the terms of the Warrants will, when sold, will be validly issued, fully paid and non-assessable.

3.    The Warrants, when duly authorized, executed and delivered against the payment specified therefore, and pursuant to an agreement duly authorized, executed and delivered by the Company and the holder of the Warrants, will be validly issued.

4.    The Common Stock, assuming issuance in accordance with the terms of the Warrants will, when sold, be validly issued, fully paid and nonassessable.

We hereby consent to the use of our name beneath the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement and to the filing of this opinion as Exhibit 5.1 thereto.

Very truly yours,

/s/ Davis Graham & Stubbs LLP

Davis Graham & Stubbs llp